Exhibit 10.5







          Employment Contract Between American Bio Medica Corporation

                             and Douglas Casterlin




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                              EMPLOYMENT AGREEMENT

     This agreement (the "Agreement") made and entered into this 17th day of April, 1997 by and between American Bio Medica, a New York Corporation with its office located at 102 Simons Road, Ancramdale, New York 12503 ("Employer") and Douglas Casterlin individual residing at 65 Ballory Road, Ghent, NY 12075 ("Employee") (Employer and Employee are sometimes collectively referred to as the "Parties")

     WHEREAS, Employer is engaged in the business of research and development, design, manufacture and marketing of drug testing kits and other biomedical products; and

     WHEREAS, Employee is experienced in production and operations of biomedical products including drug testing kits.

     WHEREAS, both Employer and Employee are desirous of entering into an employment agreement whereby Employee would devote his time and Employer would compensate him as an employee.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties agree as follows:

1. Employment and Duties: Employer hereby employs Employee as Vice President and General Manager.

2. Performance: Employee will devote substantially his full working time and efforts as an employee of Employer. "Full working time," in this context, shall mean at least an average of 40 hours per week.

3. Term: The Employment Term shall commence on May 26, 1977 and, unless extended by mutual agreement of the parties hereto, or sooner terminated or canceled pursuant to Section 14 hereof, shall terminate and expire on May 25, 2000.

4. Compensation: Employee shall be paid a base annual salary of $84,000 per annum. Employer may from time to time enter into supplemental agreements or memoranda in writing with Employee for the award and payment to him of additional compensation or bonuses upon such terms and conditions as Employer shall deem to be in its business interest. In addition, effective with the date of this contract:

          Employee shall be paid, on a quarterly basis, a bonus equal to 1% net sales after gross revenues of $1,000,000 per fiscal year.

          Employee shall receive 150,000 options at $3.00 per share vesting immediately.
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          No bonuses will be earned  subsequent  to the  Employee's  election to terminate the Agreement or Employer's discharge of Employee for cause. In the event of Termination due to death of Employee or inability due to illness of Employee to render services under the Agreement to Employer, no bonuses shall be paid; but shares shall vest pursuant to the formula set forth in this section.

          In the event that American Bio Medica Corporation is merged or acquired by another company, all unvested shares and/or options become immediately vested.

          If the employee is terminated without cause, all unvested shares and/or options become immediately vested and the balance of annual salary due for the term of the contract is paid as severance.

5. Employee Benefits: Employee shall be entitled to be covered by any employee health insurance policy, dental plan, pension plan, stock option or similar plans or other employee benefit(s) offered generally to management employees of Employer. Employee shall not be obligated to contribute any money to be covered under said plain except in the event the Company enacts a contributory pension plan for other employees. Employee shall be entitled to three weeks paid vacation at times to be mutually agreed upon between Employer and Employee.

6. Expenses: In addition to the compensation provided Employee under the Agreement, Employer shall reimburse Employee for any and all authorized expenses which he shall incur directly relating to his functions as an employee. Reimbursable expenses shall include, but are not limited to, travel (except to and from the office) and entertainment and purchase of supplies. Reimbursement of expenses shall not be deemed as compensation to Employee.

7. Recommendations for Operations: Employee shall provide Employer all information regarding Employer's business of which Employee has knowledge. Employee shall make all suggestions and recommendations that will be of mutual benefit to Employer and Employee.

8. Confidentiality: Employee recognizes that Employer has and will have information relating to inventions, equipment and machinery, products, prices, apparatus, costs, discounts, future plans, business affairs, process information, trade secrets, technical information, customer lists, product design, copyrights, patents and other vital information )collectively, the "Information") which are valuable, special and unique assets of Employer. Employee agrees that Employee will not at any time or in any manner, either directly of indirectly, divulge, disclose, or communicate any

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     Information  to any third  party  without  the  prior  written  consent  of
     Employer. Employee will protect the Information and treat it as strictly confidential. A violation of Employee of this paragraph shall be a material violation of the Agreement and will justify immediate Termination and legal and/or equitable relief.

9. Unauthorized Disclosure of Information: If it appears that employee has disclosed (or has threatened to disclose) Information in violation of the Agreement, Employer shall be entitled to an injunction to restrain Employee from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Employer shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

10. Confidentiality After Termination of Employment: The confidentiality provisions of the Agreement shall remain in full force and effect for a two year period after Termination. During such two year period, neither Party shall make or permit the making of any public announcement or public statement of any kind that Employee was formerly employed by or connected with Employer except as may be required by the Securities Act of 1933, the Securities Exchange Act of 1934 or any relevant state securities laws.

11. Development of New Products/Technologies: All products or technologies developed during the term of the Agreement shall become the property of Employer. Employee shall transfer to Employer all ideas, prototypes, drawings, descriptions, patents, copyrights, trademarks or other intellectual property to Employer. Employer has the right to accept or reject any such assets; in the event of rejection, all ownership rights will revert to Employee.

12. Non-Compete: Recognizing that the various items of Information are special and unique assets of the company. Employee covenants that for a period of two years following voluntary Termination, Employee may not directly or indirectly engage in a business competitive with Employer in any of the eastern seaboard States in which the Employer is presently producing or distributing its products and also in eastern seaboard States in which Employee knows or has reason to believe Employer intends to extend its production or distribution activities. Employee will not be compensated by the Company during this period. Employee may not, directly or indirectly, contact, (including, but not limited to employees of Employer), solicit, hire, sell to, purchase from, obtain financing from or recommend the contacting, selling to, purchasing from or financing from any person, institution, entity or company with which Employer has dealt during the one year period preceding the date of the Agreement. The term "directly or indirectly engaging in any competitive business" includes, but is not limited to, (I) engaging in a business as owner, partner, or agent, (II) becoming an employee of any third party engaged in such business, (III) becoming interested directly or indirectly in any such business, or (IV) soliciting any customer of Employer for the benefit or a third party engaged in such business.
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13.  Employee's Inability to Contract for Employer:  Employee shall not have the right to make any contracts or commitments for or on behalf of Employer out of the area of normal business operations without first obtaining the express written consent of board of directors of Employer or a relevant committee of the board of directors for the specific contract or commitment or class of contract or commitment.

14. Termination: The Agreement shall terminate upon the happening of any of the following events:

     (a)  Death of Employee;
     (b) Discontinuance of the business of Employer for a period of sixty (60) days;
     (c)  Resignation of Employee;
     (d) Unwillingness or inability caused by illness or otherwise to fulfill the duties and obligations of his employment for a continuous period of 60 days or an aggregate of 90 days in any yearly period;
     (e) Reasonable cause, including but not limited to, the breach of agreement, covenant, representation or warranty of Employee set forth herein, or gross misconduct which brings him or Employer into disrepute or is detrimental to Employers business.
     (f)  Intention and notice to terminate pursuant to paragraph 3.

15. Assignment: The rights and obligations of the Employer under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.

16. Severability: If any term of the Agreement shall, to any extent, be determined through arbitration or by court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall not be effected thereby and each other term of the Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Arbitration: Any controversy arising from or related to the Agreement shall be determined by arbitration in New York City in accordance with the rules of the America Arbitration Association any such determination or award may be enforced by any court having jurisdiction thereof.

18. Complete Agreement: The Agreement constitutes the entire agreement between the Parties regarding the subject matter herein and supersedes any other previous and/or collateral agreements or resolutions of the board of directors pertaining thereto. Agreement may not be modified or amended other than by a written instrument duly executed by or on behalf of the parties hereto.

20. Governing Law: The Agreement shall be interpreted and construed under the internal laws of the State of New York. 21. Indemnification: The personal liability of the directors and officers of the Corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented. Section 402(b) of the Business Corporation Law of New York is printed in full in the Company's Form 10-SB-2-A on file with the Securities and Exchange Commission in Item 5, pages 23 through 28.
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     IN WITNESS WHEREOF,  the Parties have executed the Agreement as of the date first written above.

                                   AMERICAN BIO MEDICA CORPORATION

                                   By: /s/ Stan Cipkowski
                                           Stan Cipkowski
                                           its President


                                       /s/Douglas Casterlin
                                       Douglas Casterlin






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